Exhibit 99.1

INNOVATE CORP.
UNAUDITED PRO FORMA FINANCIAL STATEMENTS

INNOVATE Corp., a Delaware corporation ("INNOVATE" or the "Company"), has completed the dispositions of (i) HC2 Broadcasting Holdings Inc. (“Broadcasting” or “HC2”) and its subsidiaries, and (ii) DBM Global Inc. and its subsidiaries (“DBMG”). The disposition of a controlling interest in Broadcasting (the “Broadcasting Disposition”) was completed on September 1, 2026, and the disposition of DBMG (the “DBMG Disposition” and, together with the Broadcasting Disposition, the “Dispositions”) was completed on October 5, 2026. Because the Broadcasting Disposition was completed during the third quarter of 2026, its effects are already reflected in the Company’s historical unaudited condensed consolidated balance sheet as of September 30, 2026. The DBMG Disposition was completed subsequent to September 30, 2026 and is therefore reflected as a pro forma adjustment to the unaudited pro forma condensed consolidated balance sheet presented herein.

Broadcasting

On September 1, 2026, the Company completed its disposition of a controlling interest in Broadcasting through the merger (the “Spectrum Merger”) of HC2 Merger Sub, LLC, a Delaware limited liability company (“HC2 Merger Sub”), with and into HC2, pursuant to the Agreement and Plan of Merger, dated as of May 29, 2026 (the “Merger Agreement”), by and among HC2, HC2 Broadcasting Holdco, LLC, a wholly owned subsidiary of the Company (“HC2 Holdco”), HC2 Merger Sub and CONX Corp. (“CONX”). HC2 survived the Spectrum Merger as an indirect subsidiary of CONX (the “Surviving Entity”). Following the consummation of the Spectrum Merger, on September 2, 2026, HC2 was converted into a Delaware limited liability company (the “Conversion”) in accordance with the Merger Agreement, with the name HC2 Broadcasting Holdings LLC.

At the closing of the Spectrum Merger, the shares of common stock of HC2 (other than shares held by HC2 Merger Sub) were converted into the right to receive 25% of the shares of common stock of the Surviving Entity outstanding immediately following the closing, subject to certain post-closing adjustments as set forth in the Merger Agreement. The membership interests of HC2 Merger Sub outstanding immediately prior to the closing were converted into 75% of the shares of common stock of the Surviving Entity outstanding immediately following the closing, subject to certain post-closing adjustments as set forth in the Merger Agreement, representing the value attributable to (i) the extinguishment of the loans under the Bridge Loan Facility (as defined below) and (ii) the funding of up to an aggregate $75 million in equity commitments by CONX in favor of the Surviving Entity from time to time, approximately $3.7 million of which was funded at the closing and the balance of which is payable from time to time following the closing, which equity commitments are subject to certain adjustments as set forth in the Merger Agreement.

Upon consummation of the Spectrum Merger, the loan (including all accrued and capitalized interest) under the Loan Agreement, dated as of May 29, 2026 (the “New Spectrum Loan Agreement”), by and between HC2, as borrower, and HC2 Merger Sub, as lender, which provided for a bridge loan facility in an aggregate principal amount of $105 million (the “Bridge Loan Facility”), was extinguished in full and the New Spectrum Loan Agreement was terminated.

In connection with the Conversion, HC2, CONX Broadcast Group, LLC (“CONX Broadcast”) and HC2 Holdco entered into a limited liability company agreement (the “LLC Agreement”), which sets forth certain rights and obligations of HC2, CONX Broadcast and HC2 Holdco with respect to HC2. The LLC Agreement provides for the management of HC2 by a three‑member board of directors (the “HC2 Board”), consisting of two directors appointed by CONX Broadcast and one director appointed by HC2 Holdco (the “INNOVATE Director”). Pursuant to the LLC Agreement, CONX Broadcast is entitled to appoint a majority of the HC2 Board. The LLC Agreement contains certain minority protections for HC2 Holdco, including the requirement for the INNOVATE Director to provide consent for certain fundamental actions. The LLC Agreement also contains customary provisions regarding capital contributions, preemptive rights and transfers, including, but not limited to, tag‑along rights, drag‑along rights and rights of first offer, in each case subject to the terms and conditions set forth in the LLC Agreement.

As a result of the Spectrum Merger, the Company's interest in Broadcasting decreased from a 100.0% controlling interest in Broadcasting, on both a voting and fully diluted basis, to a 25.0% equity method interest. The Company has significant influence over Broadcasting due to its board seat. The Company deconsolidated Broadcasting on September 1, 2026 and recorded the equity method interest in Broadcasting at its estimated fair value (Level 3) of $54.3 million and recorded its option to purchase up to an additional 15% of Broadcasting (refer to Spectrum Option Agreement below) at its estimated fair value (Level 3) of $3.3 million for a total of $57.6 million as of the closing date of the transaction. The aggregate carrying value of the equity method investment and purchase option was $57.6 million as of September 30, 2026. The methodology for the Level 3 fair value measurement combined the direct recent transaction activity with certain discounting adjustments, based on market assumptions, for lack of control and the time value of money and are classified as Level 3 fair value measurements due to the discounting. The estimated fair value (Level 3) was based on the equity value of the Surviving Entity implied by CONX’s consideration for its 75% interest: the extinguishment of the $105.0 million Bridge Loan Facility and interest of $2.2 million plus up to $75.0 million of equity commitments, as adjusted for working capital adjustments of $1.6 million, the time value of money, and a discount for the lack of control of the entity. In addition, the Company no longer has any direct interest in DTV America Corporation (“DTV”), in which it previously held a 76.5% controlling interest, inclusive of 2.8% proxy rights from minority holders after the execution of the Spectrum Merger agreement of May 29, 2026 and held 100% immediately before the closing of the Spectrum Merger as a result of a non-controlling interest buyout, including fees and expenses, for $1.4 million payable in cash. The $1.4 million impact of the buyout is reflected within Additional paid-in capital within the Condensed Consolidated Statement of Stockholders' Deficit. The Company recognized an aggregate gain on disposal of

$32.9 million upon the closing of the Spectrum Merger, which is included within Gain on sale of controlling interest in subsidiary in the Condensed Consolidated Statement of Operations for the three and nine months ended September 30, 2026. The gain on sale is net of transaction fees of $1.5 million, including transaction fees of $1.2 million that were previously reported in SG&A during the six months ended June 30, 2026 and have been reclassified during the third quarter of 2026. The carrying value of the Spectrum deconsolidated net assets was $24.4 million, and the carrying amount of AOCI related to Spectrum was $1.2 million as of September 1, 2026.

Spectrum Option Agreement

In connection with the Spectrum Merger, on May 29, 2026, CONX, HC2 Merger Sub, Broadcasting, HC2 Holdco and the Company entered into an Option Agreement (the “Option Agreement”), pursuant to which HC2 Holdco has the right, but not the obligation, to purchase from CONX from time to time, up to an aggregate of 15% of the equity interests in the Surviving Entity (the “Surviving Entity Equity Interests”), on a fully diluted basis, for a maximum aggregate option purchase price of $45 million, at any time during the period commencing on the closing date of the Spectrum Merger and ending on the date that is 18 months from the closing date (the "Option Expiration Date"), subject to the terms and conditions of the Option Agreement.

The Option Agreement also provides that, from the date of the Option Agreement until the Option Expiration Date, in the event that the Company or any of its affiliates consummates any asset sale (as defined in the Option Agreement), the Company must cause HC2 Holdco to apply the net cash proceeds from such asset sale to exercise the option, subject to certain exceptions and a working capital reserve. The purchase option meets the definition of an equity security under ASC 321 Investments - Equity Securities ("ASC 321"). The Company determined that the fair value (Level 3) of the purchase option on September 1, 2026 was $3.3 million and is included in the aggregate investment above of $57.6 million. The fair value of the 15% purchase option was determined using an option-pricing model and is classified as Level 3 within the fair value hierarchy due to the use of significant unobservable inputs, including assumptions regarding expected volatility and a discount for lack of marketability, which require management judgment.

CONX Affiliate Letter Agreement

In connection with entry into the Merger Agreement, CONX, an affiliate of CONX (the “CONX Affiliate”), and the Company entered into a letter agreement, dated as of May 29, 2026 (the “CONX Affiliate Letter Agreement”), pursuant to which CONX and the Company granted the CONX Affiliate the option to acquire up to 80.1% of the equity interests of the Surviving Entity, on a fully-diluted basis, at any time during the two-year period following the date of the CONX Affiliate Letter Agreement, at a price equal to the fair market value of the equity interests acquired, calculated as of the expected date of the closing of such option and subject to the other terms and conditions of the CONX Affiliate Letter Agreement. If the CONX Affiliate exercises the option, the Company will have a certain period of time to exercise its option under the Option Agreement, after which, if not exercised, the option under the Option Agreement will automatically terminate. If the CONX Affiliate exercises such option, the CONX Affiliate would first acquire all of the equity interests of Broadcasting held by CONX, together with an additional amount of equity interests from INNOVATE necessary to reach the 80.1% threshold, subject to INNOVATE's right to require the CONX Affiliate to first acquire all of INNOVATE’s remaining equity interests in Broadcasting. The Company may elect to require the CONX Affiliate to acquire all of the equity interests held by the Company at the closing of such option exercise by the CONX Affiliate.

The Company determined that any underlying transfer associated with CONX Affiliate's rights under the CONX Affiliate Letter Agreement (the "affiliate purchase option") would be subject to the derecognition guidance under ASC 860, Transfers and Servicing ("ASC 860"), as the equity interest is a financial asset within the meaning of ASC 860-10-15. As such, no asset or liability will be recognized by the Company until the affiliate purchase option is exercised.

For a more complete description of the Broadcasting transaction, refer to the Company's Current Reports on Form 8-K dated May 29, 2026 and November 13, 2026 (to which these unaudited pro forma financial statements are an exhibit).

DBMG

On August 7, 2026, INNOVATE entered into a Transaction Agreement (the “DBMG Transaction Agreement”) by and among the Company, IES Holdings, Inc. (“IES” or “Buyer”), IES Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and DBM Global Intermediate Holdco Inc., a Delaware corporation (together with the Company, “Seller”), to sell the Company's interests in DBMG. Subsequent to quarter end, the DBMG Sale (as defined below) closed on October 5, 2026. Pursuant to the DBMG Transaction Agreement, upon the terms and subject to the conditions thereof, (i) Seller sold, and Merger Sub purchased from Seller, approximately 91.2% of the outstanding shares of common stock of DBMG (the “Acquisition”) in exchange for cash and equity consideration, net of customary adjustments at closing for cash, working capital, indebtedness and transaction expenses of DBMG and (ii) immediately following the Acquisition, Merger Sub merged with and into DBMG pursuant to Section 253 of the Delaware General Corporation Law (the “DGCL”), with DBMG surviving the merger as a wholly owned subsidiary of Buyer (the “Merger” and, together with the Acquisition, the “DBMG Sale”).

The consideration paid to Seller at the closing of the Merger, representing Seller’s approximately 91.2% pro rata share of the purchase price, consisted of (i) 430,974 shares of the Buyer’s common stock, par value $0.01 per share (the “Stock Consideration”) equal to the quotient of (a) $140 million divided by (b) $649.69 (the reference price used for calculating the Stock Consideration pursuant to the terms of the DBMG Transaction Agreement), multiplied by (c) 2 (to reflect the adjustment for Buyer's two-for-one stock split effected on August 21, 2026) and (ii) approximately $378 million in cash. The cash portion reflects Seller’s cash consideration of approximately $453 million, as adjusted pursuant to the terms of the DBMG Transaction Agreement for cash, indebtedness, and other customary adjustments. Each of the other DBMG stockholders, collectively representing the remaining approximately 8.8% of outstanding shares of DBMG common stock, received its pro rata share of the purchase price entirely in cash (subject to customary adjustments), unless such stockholder had made a proper demand for appraisal in accordance with Section 262 of the DGCL. Obligations under the DBMG Credit Agreement were repaid in full at closing, which reduced the cash proceeds of the DBMG Sale. The cash consideration paid to Seller is subject to additional adjustments as set forth in the DBMG Transaction Agreement. Additionally, IES paid Seller $35 million in cash at the closing of the DBMG Sale as compensation for costs and obligations borne by the Seller in connection with a joint tax election under Section 338 of the Internal Revenue Code made with respect to the DBMG Sale. Including this payment, Seller received total cash of approximately $413 million at closing.

In connection with the closing of the DBMG Sale, on October 5, 2026, all outstanding obligations under the Amended and Restated Credit Agreement, dated May 20, 2025, by and among DBMG, the lenders party thereto from time to time and UMB BANK, N.A. (the “DBMG Credit Agreement”) were repaid in full, including all accrued and unpaid interest and fees, in an aggregate amount of approximately $68.7 million. Upon such repayment, the DBMG Credit Agreement was terminated.

In addition, on October 5, 2026, the Company applied $20.7 million of the net cash proceeds from the DBMG Sale to repay its revolving line of credit with MSD including all accrued and unpaid interest and fees and must apply the remainder of the net cash proceeds from the DBMG Sale to reduce its outstanding indebtedness. Specifically, the Company must use the remaining net cash proceeds from the DBMG Sale, as well as any proceeds from sale of the Stock Consideration to mandatorily redeem the Company’s 10.50% Senior Secured Notes due 2027 (the “10.50% 2027 Senior Secured Notes”) and 9.50% Convertible Senior Secured Notes due 2027 (the "2027 Convertible Notes"). The Company has redeemed $325.0 million principal amount of its 10.50% 2027 Senior Secured Notes on October 15, 2026, for a cash purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the date of redemption. The total payment was $332.0 million, inclusive of $7.0 million in unpaid accrued interest and $325.0 million in principal. The Company must apply net proceeds from sale of the Stock Consideration following expiration of the related Lock-Up Period (as defined below) to redeem the remaining 10.50% 2027 Senior Secured Notes within 15 days after receipt. The Company must apply any net proceeds from sale of the Stock Consideration remaining after redemption of the 10.50% 2027 Senior Secured Notes to redeem the 2027 Convertible Notes. However, such proceeds may not be sufficient and the Company could be required to raise additional proceeds through an asset sale, debt refinancing or capital raise, if available, to cover any shortfall. In connection with the closing of the DBMG Sale, the Company entered into a supplemental indenture (the “DBMG Closing Supplemental Indenture”) to the 2027 Convertible Notes Indenture on October 9, 2026. The DBMG Closing Supplemental Indenture amends the 2027 Convertible Notes Indenture to (i) require the redemption of all 2027 Convertible Notes on the 15th business day following the termination of the Lock-Up Period (as defined below) applicable to the Stock Consideration the Company received in connection with the DBMG Sale for a cash purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the date of redemption and (ii) correspondingly, confirm that no offer to repurchase the 2027 Convertible Notes need be made. Because the terms of the 10.50% 2027 Senior Secured Notes do not permit redemption of the 2027 Convertible Notes while the 10.50% 2027 Senior Secured Notes remain outstanding, the Company must redeem the 10.50% 2027 Senior Secured Notes prior to the required redemption of the 2027 Convertible Notes unless alternative arrangements are made.

Under the DBMG Transaction Agreement, the Stock Consideration received is subject to a lock-up period following closing of the DBMG Sale, which will expire upon the earlier to occur of December 4, 2026 and the date that the Registration Statement to be filed with the SEC to register the resale by the Seller of all shares received as Stock Consideration (the "Registration Statement") is declared effective (the “Lock-Up Period”). The DBMG Transaction Agreement provides that Buyer will use its commercially reasonable efforts (i) if eligible for automatic effectiveness, to file the Registration Statement on an automatically effective basis promptly after it files its Annual Report on Form 10-K in respect of its fiscal year ended September 30, 2026, or (ii) otherwise to file the Registration Statement as promptly as practicable following the closing of the DBMG Sale. The Registration Statement is subject to the terms set forth in the DBMG Transaction Agreement. The Stock Consideration is subject to additional terms and conditions set forth in a lock-up agreement entered into by the Company and Buyer at the closing of the DBMG Sale (the “Lock-Up Agreement”). The cash portion of the proceeds that Seller received from the DBMG Sale will not of itself be sufficient to repay the Company’s debt instruments that will come due, and the amount of proceeds received from any sale of the stock portion of the consideration for the DBMG Sale will depend upon market prices at the time of such sale.

For a more complete description of the DBMG Sale, refer to the Company's Current Report on Form 8-K dated October 5, 2026 and November 13, 2026 (to which these unaudited pro forma financial statements are an exhibit).

Pro Forma Information

The accompanying unaudited pro forma condensed consolidated financial information has been prepared in accordance with Article 8 and Article 11 of Regulation S-X to give effect to the Dispositions, each of which has been completed. The pro forma financial information is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized had the Dispositions been completed as of the dates indicated, nor are they meant to be indicative of the Company's anticipated financial position or future results of operations. The unaudited pro forma condensed consolidated financial statements have been prepared by INNOVATE’s management in a manner consistent with the accounting policies of the Company.

The Broadcasting Disposition was completed on September 1, 2026 and is reflected in the Company’s historical unaudited condensed consolidated balance sheet as of September 30, 2026; accordingly, no pro forma balance sheet adjustment is presented for the Broadcasting Disposition. The following unaudited pro forma condensed consolidated balance sheet as of September 30, 2026 gives effect to the DBMG Disposition as if it had occurred on September 30, 2026. The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2026 and for the year ended December 31, 2025 of the Company give effect to the Dispositions as if the transactions had occurred on January 1, 2025. During the third quarter of 2026, the Company's Infrastructure segment met the criteria for classification as held for sale in accordance with ASC 360-10 Property, Plant, and Equipment ("ASC 360-10"). As a result, the assets and liabilities of the Infrastructure segment are presented as held for sale in the current period. While the Infrastructure segment met the criteria for held for sale classification, it is not separately presented as discontinued operations in accordance with ASC 205-20, Presentation of

Financial Statements - Discontinued Operations ("ASC 205-20"), as the DBMG Sale involves the disposal of substantially all of the Company's net assets. While the Spectrum segment met the criteria for held-for-sale classification during the second quarter of 2026, in accordance with ASC 360-10, Property, Plant, and Equipment ("ASC 360-10"), it did not meet the criteria for classification as discontinued operations in accordance with ASC 205-20 as the disposal did not represent a strategic shift that will have a major effect on our operations and financial results.

The unaudited pro forma condensed consolidated financial statements and the notes to the unaudited pro forma condensed consolidated financial statements are based on, and should be read in conjunction with:

•Our historical unaudited condensed consolidated financial statements, related notes, and the section entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in our Quarterly Report on Form 10-Q as of and for the nine months ended September 30, 2026, filed on November 12, 2026.

•Our historical audited consolidated financial statements, related notes, and the section entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in our Annual Report on Form 10-K as of and for the year ended December 31, 2025, filed on March 26, 2026.

The historical consolidated financial statements have been adjusted to give effect to transaction accounting adjustments, which reflect the application of required accounting to the Dispositions in accordance with Article 11 of Regulation S-X. Management’s adjustments, including any synergies or other effects of the Dispositions, have not been presented.

INNOVATE CORP. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET As of September 30, 2026 (in millions)
	As Filed *	DBMG Pro Forma Adjustments	Note	Total Pro Forma
Assets
Current assets
Cash and cash equivalents	$4.9	$—	(a)	$4.9
Accounts receivable, net	0.3	—		0.3
Inventory	0.9	—		0.9
Current assets held for sale	574.1	(574.1)	(b)	—
Other current assets	1.7	5.0	(a)	6.7
Total current assets	581.9	(569.1)		12.8
Investments	59.4	138.4	(c)	197.8
Intangibles, net	0.8	—		0.8
Assets held for sale	376.3	(376.3)	(b)	—
Other assets	1.9	—		1.9
Total assets	$1,020.3	$(807.0)		$213.3
Liabilities, temporary equity and stockholders’ deficit
Current liabilities
Accounts payable	$7.2	$—		$7.2
Accrued liabilities	24.9	(12.8)	(d)	12.1
Current portion of debt obligations	574.5	(338.2)	(e)	236.3
Current liabilities held for sale	549.4	(549.4)	(b)	—
Other current liabilities	2.4	—		2.4
Total current liabilities	1,158.4	(900.4)		258.0
Liabilities held for sale	57.9	(57.9)	(b)	—
Total liabilities	1,216.3	(958.3)		258.0
Commitments and contingencies
Temporary equity
Preferred stock	9.9	—		9.9
Total temporary equity	9.9	—		9.9
Stockholders’ deficit
Common stock, $0.001 par value	—	—		—
Additional paid-in capital	342.6	—		342.6
Treasury stock, at cost	(5.6)	—		(5.6)
Accumulated deficit	(562.1)	177.9	(f)	(384.2)
Accumulated other comprehensive loss	(3.2)	2.9	(b)	(0.3)
Total INNOVATE Corp. stockholders’ (deficit) equity	(228.3)	180.8		(47.5)
Non-controlling interests	22.4	(29.5)	(b)	(7.1)
Total stockholders’ (deficit) equity	(205.9)	151.3		(54.6)
Total liabilities, temporary equity and stockholders’ deficit	$1,020.3	$(807.0)		$213.3
*Derived from the Company's unaudited condensed consolidated balance sheet as of September 30, 2026.

See notes to the unaudited pro forma condensed consolidated financial statements

INNOVATE CORP. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS For the Nine Months Ended September 30, 2026 (in millions, except share and per share amounts)
	As Filed*	Broadcasting Pro Forma Adjustments	Note	DBMG Pro Forma Adjustments	Note	Pro Forma
Revenue	$1,281.9	$(14.4)	(g)	$(1,262.5)	(g)	$5.0
Cost of revenue	1,072.0	(8.2)	(g)	(1,060.3)	(g)	3.5
Gross profit	209.9	(6.2)		(202.2)		1.5
Operating expenses
Selling, general and administrative	126.3	(4.9)	(h)	(103.1)	(h)	18.3
Depreciation and amortization	8.9	(1.9)	(i)	(6.9)	(i)	0.1
Other operating (income) loss, net	0.6	0.3	(j)	(0.9)	(j)	—
Income (loss) from operations	74.1	0.3		(91.3)		(16.9)
Other (expense) income:
Gain on sale of controlling interest in subsidiary	32.9	(32.9)	(k)	—		—
Interest expense	(83.2)	19.0	(l)	58.4	(m)	(5.8)
Gain on early extinguishment of debt	18.0	(18.0)	(n)	—		—
Loss from equity investees	(0.4)	(0.4)	(q)	—		(0.8)
Other income, net	1.1	—		(0.9)	(r)	0.2
Income (loss) before income taxes	42.5	(32.0)		(33.8)		(23.3)
Income tax expense	(18.9)	0.2	(s)	18.5	(s)	(0.2)
Net (loss) income	$23.6	$(31.8)		$(15.3)		$(23.5)
Net (income) loss attributable to non-controlling interests and redeemable non-controlling interests	(3.2)	(0.8)	(t)	5.9	(t)	1.9
Net (loss) income attributable to INNOVATE Corp.	20.4	(32.6)		(9.4)		(21.6)
Less: Preferred stock dividends	1.1	—		—		1.1
Less: Deemed dividend on subsidiary preferred stock attributable to non-controlling interests	10.3	—		—		10.3
Net (loss) income attributable to common stockholders and participating preferred stockholders	$9.0	$(32.6)		$(9.4)		$(33.0)

Earnings (loss) per common share (u)
Basic	$0.64					$(2.46)
Diluted	$0.63					$(2.46)

Weighted-average common shares outstanding
Basic	13,415,551					13,415,551
Diluted	13,600,594					13,415,551
*Derived from the Company's unaudited condensed consolidated statement of operations for the nine months ended September 30, 2026.

See notes to the unaudited pro forma condensed consolidated financial statements

INNOVATE CORP. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS For the Year Ended December 31, 2025 (in millions, except share and per share amounts)
	As Filed*	Broadcasting Pro Forma Adjustments	Note	DBMG Pro Forma Adjustments	Note	Pro Forma
Revenue	$1,246.0	$(23.2)	(g)	$(1,210.3)	(g)	$12.5
Cost of revenue	1,046.3	(11.7)	(g)	(1,026.2)	(g)	8.4
Gross profit	199.7	(11.5)		(184.1)		4.1
Operating expenses
Selling, general and administrative	153.1	(7.6)	(h)	(115.2)	(h)	30.3
Depreciation and amortization	17.5	(5.0)	(i)	(12.1)	(i)	0.4
Other operating loss (income), net	0.4	1.0	(j)	(1.4)	(j)	—
Income from operations	28.7	0.1		(55.4)		(26.6)
Other (expense) income:
Gain on sale of controlling interest in subsidiary	—	32.9	(k)	172.8	(k)	205.7
Interest expense	(89.0)	15.4	(l)	56.9	(m)	(16.7)
Gain (loss) on early extinguishment of debt	—	18.0	(o)	(5.5)	(p)	12.5
Loss from equity investees	(5.9)	(3.9)	(q)	—		(9.8)
Other income (expense), net	4.7	(0.2)	(r)	0.6	(r)	5.1
Loss before income taxes	(61.5)	62.3		169.4		170.2
Income tax expense	(2.5)	0.1	(s)	2.2	(s)	(0.2)
Net (loss) income	(64.0)	62.4		171.6		170.0
Net loss attributable to non-controlling interests and redeemable non-controlling interests	3.4	(1.4)	(t)	2.9	(t)	4.9
Net (loss) income attributable to INNOVATE Corp.	(60.6)	61.0		174.5		174.9
Less: Preferred stock dividends	3.4	—		—		3.4
Net (loss) income attributable to common stockholders and participating preferred stockholders	$(64.0)	$61.0		$174.5		$171.5

(Loss) earnings per common share (u)
Basic	$(4.84)					$12.25
Diluted	$(4.84)					$11.41

Weighted-average common shares outstanding
Basic	13,217,593					13,217,593
Diluted	13,217,593					14,478,911
*Derived from the Company's audited statement of operations for the year ended December 31, 2025.

See notes to the unaudited pro forma condensed consolidated financial statements

INNOVATE CORP.
NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in millions)
1.    Basis of Presentation

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2026 gives effect to the DBMG Disposition as if it had occurred on September 30, 2026. Because the Broadcasting Disposition was completed on September 1, 2026, its effects are already reflected in the Company’s historical unaudited condensed consolidated balance sheet as of September 30, 2026, and no pro forma balance sheet adjustment is presented for the Broadcasting Disposition. The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2026 and for the year ended December 31, 2025 give effect to the Dispositions as if they had occurred on January 1, 2025. While the Infrastructure segment met the criteria for held for sale classification during the third quarter of 2026, it is not separately presented as discontinued operations in accordance with ASC 205-20, Presentation of Financial Statements - Discontinued Operations ("ASC 205-20"), in the Company's Quarterly Report on Form 10-Q filed on November 12, 2026, as the DBMG Sale involves the disposal of substantially all of the Company's net assets. While the Spectrum segment met the criteria for held-for-sale classification during the second quarter of 2026, in accordance with ASC 360-10, it did not meet the criteria for classification as discontinued operations, in accordance with ASC 205-20, as the disposal did not represent a strategic shift that will have a major effect on our operations and financial results.

The unaudited pro forma condensed consolidated balance sheet is derived from the unaudited historical financial statements as of September 30, 2026, as included in the Company's Form 10-Q filed with the Securities and Exchange Commission ("SEC") on November 12, 2026. The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2026 is derived from the unaudited historical statement of operations for the nine months ended September 30, 2026, as included in the Company's Form 10-Q filed with the SEC on November 12, 2026, as adjusted to give effect to the transactions. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2025 is derived from the audited consolidated statement of operations for the year ended December 31, 2025, as included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 26, 2026, as adjusted to give effect to the transactions for the fiscal year ended December 31, 2025.

The pro forma financial information is for illustrative purposes only and the unaudited pro forma condensed consolidated financial statements are not necessarily indicative of what the financial position and results from operations actually would have been had the Dispositions been completed as of the dates indicated and include adjustments that are preliminary and may be revised. Such revisions may result in material changes. The financial position shown herein is not necessarily indicative of what the past financial position of the consolidated companies would have been, nor necessarily indicative of the financial position of the consolidated Company in the future.

2.    Unaudited Pro Forma Balance Sheet Adjustments

Adjustments included in the "DBMG Pro Forma Adjustments" column in the accompanying unaudited pro forma condensed consolidated balance sheet as of September 30, 2026 are as follows:

(a)	The DBMG pro forma cash adjustment is calculated as follows:
	Gross cash consideration	$510.0
	Settlement of DBMG debt, per the terms of the sale agreement, which includes finance leases	(68.8)
	Cash adjustment of customer deposits, net of estimated working capital adjustments (i)	27.4
	Estimated transaction fees	(34.2)
	Cash proceeds to non-controlling interests (ii)	(51.4)
	Consideration for tax election (iii)	35.0
	Estimated tax on cash proceeds (iv)	(60.3)
	Estimated net cash proceeds	$357.7
	Holdback on cash consideration for post-closing adjustments (v)	(5.0)
	Net cash proceeds to be applied towards Corporate debt redemption (vi)	(352.7)
	Total DBMG Pro forma cash adjustment	$—
	(i) Represents an estimated adjustment as of September 30, 2026. The final adjustment is subject to additional adjustments as set forth in the DBMG Transaction Agreement, to be finalized following delivery of a post-closing statement and, if necessary, resolution of any disputes through an independent accounting firm.

(ii) Each of the other DBMG stockholders, collectively representing the remaining approximately 8.79% of outstanding shares of DBMG common stock, received its pro rata share of the purchase price entirely in cash, unless such stockholder had made a proper demand for appraisal in accordance with section 262 of the DGCL. The aggregate amount payable to such stockholders was paid by the transfer agent at the closing of the Merger in accordance with Section 253 of the DGCL and is therefore final.

	(iii) Reflects the $35 million paid by Buyer to the Company at the closing of the DBMG Sale as compensation for the costs and obligations borne by the Company in connection with the Section 338 election made with respect to the DBMG Sale.

	(iv) Represents the estimated tax on cash proceeds, calculated on a consolidated basis taking into account the results of operations of the Company and its Subsidiaries, as required under the terms of the Indentures governing the Company's Senior Secured Notes and Senior Convertible Notes. The estimated tax reflects an assumed 21% federal tax rate, applied after giving effect to the Company's available net operating loss carryforwards, and a 5.25% state tax rate applied to taxable income before giving effect to such net operating loss carryforwards, as the Company's state net operating loss carryforwards are more limited than its federal net operating loss carryforwards as a result of the Section 338 election. Estimated tax on the proceeds assumes that the taxes are paid in cash as of the transaction dates. A study must be undertaken to determine the tax on the transaction and actual amounts may differ materially from these estimates.
	(v) Represents the portion of the cash consideration held back by Buyer at the closing of the DBMG Sale pending determination of the post-closing adjustments contemplated by the DBMG Transaction Agreement. This amount was not received in cash at closing and accordingly was not available to be applied towards the redemption of the Company’s Corporate debt instruments. The holdback is reflected as a receivable within Other current assets on the unaudited pro forma condensed consolidated balance sheet, and is included in the estimated net consideration used to determine the estimated gain on sale in note (f) below. The holdback remains subject to the post-closing adjustment process described in note (i) above.

(vi) The indenture terms relating to certain debt instruments held by the Company's Non-Operating Corporate segment include mandatory redemption features upon the occurrence of an asset sale. As such, this adjustment assumes that the net cash proceeds received under the DBMG disposition are applied towards the redemption of accrued interest, redemption fees, extension fees and principal of such debt instruments. See note (d) and note (e) below for pro forma adjustments related to redemption of the Company's Corporate debt instruments.

(b)	These adjustments reflect the elimination of assets held-for-sale, liabilities held-for-sale, non-controlling interests and accumulated other comprehensive income/loss attributable to DBMG at the close of the transactions.
(c)
Reflects the fair value of the restricted common shares of Buyer, a publicly traded company, received from Buyer as partial consideration for the sale of DBMG. The number of shares of IES common stock received was 430,974 shares, which is equal to the quotient of (i) $140 million divided by (ii) $649.69 (the reference price used for calculating the Stock Consideration pursuant to the terms of the DBMG Transaction Agreement), multiplied by (iii) 2 (to reflect the adjustment for Buyer’s two-for-one stock split effected on August 21, 2026). For purposes of the unaudited pro forma condensed consolidated balance sheet, the Stock Consideration has been measured at $138.4 million, based on the 430,974 shares received multiplied by the $321.08 per share closing price of IES common stock on September 30, 2026. The fair value also does not include any discount for the lack of marketability resulting from the lock-up period associated with the shares received in this transaction and does not reflect changes in the share price subsequent to September 30, 2026. On November 12, 2026, the Stock Consideration had an estimated value of $75.1 million, based on the 430,974 shares received multiplied by the $174.17 per share closing price of IES common stock. Upon expiration of the Lock-Up Period the Company expects to liquidate these shares and use the proceeds to make additional paydowns on its Corporate debt instruments. Such liquidation is not reflected in the unaudited pro forma condensed consolidated balance sheet.

(d)	The DBMG pro forma adjustment to accrued liabilities, including the repayment of accrued interest and fees on the Company's Corporate debt instruments, is calculated as follows:
	Repayment of accrued interest, attributable to the 10.50% 2027 Senior Secured Notes	$(7.0)
	Transaction expenses already recorded as of September 30, 2026	(5.1)
	Repayment of accrued interest, exit and extension fees of the Corporate Revolving Line of Credit due at time of redemption	(0.7)
	Total DBMG pro forma adjustment to accrued liabilities	$(12.8)
(e)	These adjustments reflect repayment of the Company's Corporate Revolving Line of Credit, and partial redemption of the Company's 10.50% 2027 Senior Secured Notes following the close of the transaction:
	Net cash proceeds to be applied towards Corporate debt redemption (see note (a) above)	$(352.7)
	Repayment of accrued interest, attributable to the 10.50% 2027 Senior Secured Notes (see note (d) above).	7.0
	Repayment of accrued interest, exit and extension fees of the Corporate Revolving Line of Credit due at time of redemption (see note (d) above).	0.7
	Total net cash proceeds to be applied to Corporate debt principal balances	$(345.0)
	Write off of the carrying value of net unamortized deferred financing costs and unamortized issuance discount/premium on above debt instruments	6.8
	DBMG pro forma adjustment to current portion of debt obligations	$(338.2)
(f)
This adjustment represents the estimated non-recurring gain arising from the DBMG Disposition as if the DBMG Disposition had occurred on September 30, 2026. The DBMG Disposition was completed on October 5, 2026 and the resulting gain will be recorded in the fourth quarter of 2026. The estimated gain is reflected as an adjustment to accumulated deficit on the unaudited pro forma condensed consolidated balance sheet, which gives effect to the DBMG Disposition as if it had occurred on September 30, 2026, and is not reflected in the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2026 as the effects of the DBMG Disposition are presented as if it had occurred on January 1, 2025 in the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2025. The DBMG estimated gain includes estimated cash, net of adjustments as shown in note (a) above, but no additional adjustments have been made to give effect to any potential post-closing adjustments under the terms of the agreements.

	DBMG:
	Total estimated net cash proceeds (see note (a) above)	$357.7
	Equity consideration (see note (c) above)	138.4
	Estimated net consideration received	$496.1
	Less: Net book value of INNOVATE's investment in DBMG as of September 30, 2026	(316.5)
	Estimated gain on sale	$179.6
	Less: Carrying value of net deferred financing costs on the debt instruments described above (see note (e) above)	(6.8)
	Gain on sale as of January 1, 2025	$172.8
	Transaction expenses already recorded as of September 30, 2026	5.1

Total DBMG pro forma adjustment as of September 30, 2026	$177.9

The pro forma net gain on the DBMG Disposition is non-recurring and is based on the Company's historical unaudited condensed consolidated balance sheet information as of September 30, 2026 and the net gain is subject to change based upon, among other things, the actual balance sheets on the closing date of the DBMG Disposition and may differ significantly from the actual net gain on disposition that the Company ultimately recognizes.

3.     Unaudited Pro Forma Statements of Operations Adjustments

Adjustments included in the "Broadcasting Pro Forma Adjustments" columns, in the accompanying unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2026 and year ended December 31, 2025, and "DBMG Pro Forma Adjustments" columns, in the accompanying unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2026 and for the year ended December 31, 2025 are as follows (amounts in millions):

(g)	This adjustment reflects the elimination of revenue and cost of revenue of Broadcasting and DBMG, as applicable.
(h)	This adjustment reflects the elimination of selling, general and administrative expenses of Broadcasting and DBMG, as applicable. Anticipated savings due to costs that may be reduced or eliminated as a result of the Dispositions are not included in the pro forma adjustment.
(i)	This adjustment reflects the elimination of depreciation and amortization expenses of Broadcasting and DBMG, as applicable.
(j)	This adjustment reflects the elimination of other operating loss (income), net of Broadcasting and DBMG, as applicable.
(k)
This adjustment reflects the non-recurring gain arising from the Broadcasting Disposition and the estimated non-recurring gain arising from the DBMG Disposition as noted in (f) above within the Unaudited Pro Forma Balance Sheet Adjustments.

(l)	This adjustment reflects the elimination of interest expense of Broadcasting.
(m)	This adjustment reflects the elimination of interest expense of DBMG. In addition, this adjustment also includes the reduction in interest expense of Corporate as a result of the Corporate debt required to be redeemed due to the DBMG transaction. The Corporate interest expense reduction for the nine months ended September 30, 2026 and for the year ended December 31, 2025 was determined based on the net cash proceeds received and the resulting total debt redemption, as if the DBMG Sale had occurred on January 1, 2025. The total pro forma adjustment for each period is as follows:
		Nine Months Ended September 30, 2026	Year Ended December 31, 2025
	Estimated reduction in Corporate interest expense	$53.8	$48.2
	Elimination of DBMG interest expense	4.6	8.7
	Total pro forma adjustment	$58.4	$56.9
(n)	This adjustment reflects the elimination of Broadcasting's gain on extinguishment of debt recognized for the nine months ended September 30, 2026.
(o)	This adjustment reflects the non-recurring Broadcasting gain on extinguishment of debt. This transaction was entered into in connection with the Broadcasting disposition.
(p)	This adjustment reflects the non-recurring loss on debt extinguishment resulting from the Corporate debt redeemed in connection with the DBMG Sale. On October 5, 2026, the Company repaid in full and terminated its Corporate Revolving Line of Credit, and on October 15, 2026, the Company redeemed $325.0 million principal amount of its 10.50% 2027 Senior Secured Notes, in each case at 100% of the principal amount thereof plus accrued and unpaid interest and fees. Because the redemptions were made at par, the loss on debt extinguishment consists of the write-off of the unamortized deferred financing costs and unamortized issuance discount/premium associated with the redeemed instruments, as described in note (e) above. The pro forma loss on debt extinguishment for the year ended December 31, 2025 was determined based on the net cash proceeds to be received from the DBMG Sale and the resulting debt redemption, as if the DBMG transaction had occurred on January 1, 2025.
(q)	This adjustment reflects the Company's estimated share of income or loss in the 25% equity method investment that INNOVATE retained in Broadcasting. This adjustment does not consider potential ownership changes resulting from exercise of the Option Agreement or the CONX Affiliate Letter Agreement.
(r)	This adjustment reflects the elimination of other income (expense), net of Broadcasting and DBMG, after adjusting for the elimination of intercompany expense. The pro forma adjustment for other income, net for DBMG does not include any fair value adjustments for future changes in the market value of the equity consideration received in the DBMG Disposition.
(s)	This adjustment reflects the elimination of income tax expense of Broadcasting and DBMG, after adjusting for the elimination of intercompany tax as applicable. The adjustments do not include any tax effects of the gains on the sales, if any.
(t)	This adjustment reflects the elimination of the net loss/income attributable to non-controlling interests and redeemable non-controlling interests of Broadcasting and DBMG.
(u)
Loss per share ("EPS") is calculated using the two-class method, which allocates earnings among common stock and participating securities to calculate EPS when an entity's capital structure includes either two or more classes of common stock or common stock and participating securities. Unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities. As such, shares of any unvested restricted stock of the Company are considered participating securities; however, unvested shares of restricted stock do not participate in losses and, as such, are excluded from the computation of basic loss per share during periods of net losses. The dilutive effect, if applicable, of stock options and their equivalents (including, if applicable, non-vested restricted stock units issued under share-based compensation plans), is computed using the treasury stock method and the dilutive effect, if applicable, of restricted stock awards is computed using the treasury stock method if this measurement is determined to be more dilutive than the two-class method in a period. The dilutive effect, if applicable, of convertible debt and convertible preferred stock is computed using the "if-converted method".

The Company had 185,043 of common stock equivalents in the weighted average number of shares used to calculate diluted EPS for the nine months ended September 30, 2026. The Company had no dilutive common share equivalents during the year ended December 31, 2025, due to the results from continuing operations being a loss, net of tax. For the year ended December 31, 2025, 304,684, of common stock equivalents from unvested restricted stock and unvested restricted stock units were excluded from the respective computation of diluted loss per share as their inclusion would have been anti-dilutive.

The following table presents a reconciliation of net income (loss) used in the basic and diluted EPS calculations, reflecting the Dispositions (in millions, except share and per share amounts):

	Nine Months Ended September 30, 2026				Year Ended December 31, 2025
	As Filed	Total Pro Forma Adjustments		Total Pro Forma	As Filed	Total Pro Forma Adjustments		Total Pro Forma
Net (loss) income	$23.6	$(47.1)	(v)	$(23.5)	$(64.0)	$234.0	(v)	$170.0
Net (loss) income attributable to non-controlling interests and redeemable non-controlling interests	(3.2)	$5.1	(v)	1.9	3.4	$1.5	(v)	4.9
Net (loss) income attributable to INNOVATE Corp.	20.4	(42.0)		(21.6)	(60.6)	235.5		174.9
Less: Preferred stock dividends	1.1	—		1.1	3.4	—		3.4
Less: Deemed dividend on subsidiary preferred stock attributable to non-controlling interests	10.3	—		10.3	—	—		—
Net (loss) income from continuing operations attributable to INNOVATE Corp. common stockholders	$9.0	$(42.0)		$(33.0)	$(64.0)	$235.5		$171.5

Participating shares
Weighted-average common stock outstanding	13,415,551			13,415,551	13,217,593			13,217,593
Unvested restricted stock units	—			—	—			90,019
Unvested restricted stock awards	270,224			—	—			214,665
Series A-3 and Series A-4 Preferred Stock (as converted)	371,835			—	—			476,875
Total	14,057,610			13,415,551	13,217,593			13,999,152

Percentage of earnings (loss) allocated to:
Common stock	95.4%			100.0%	100.0%			94.4%
Unvested restricted stock units	—%			—%	—%			0.7%
Unvested restricted stock awards	1.9%			—%	—%			1.5%
Series A-3 and Series A-4 Preferred Stock	2.7%			—%	—%			3.4%

Numerator for earnings (loss)per share:
Net income (loss) attributable to common stockholders - basic	$8.6			$(33.0)	$(64.0)			$161.9
Effect of assumed shares	—			—	—			3.3
Net income (loss) attributable to common stockholders - diluted	$8.6			$(33.0)	$(64.0)			$165.2

Denominator for earnings (loss)per share:
Weighted-average common shares outstanding - basic	13,415,551			13,415,551	13,217,593			13,217,593
Effect of assumed shares	185,043			—	—			1,261,318
Weighted-average common shares outstanding - diluted	13,600,594			13,415,551	13,217,593			14,478,911

Earnings (Loss) per share
Basic	$0.64			$(2.46)	$(4.84)			$12.25
Diluted	$0.63			$(2.46)	$(4.84)			$11.41

Adjustments included in the "Pro Forma Adjustments" columns in the above calculation of pro forma earnings (loss) per share for the nine months ended September 30, 2026 and the year ended December 31, 2025 are as follows:

(v)	These adjustments relate to the various pro forma adjustments explained in notes (g) - (u).